SEVENTH AMENDMENT

to the

MOOG INC. RETIREMENT SAVINGS PLAN

(Restatement Effective October 1, 2016)

WHEREAS, pursuant to Section 10.1 of the Moog Inc. Retirement Savings Plan (the "Plan"), Moog Inc. (the "Corporation") reserved the right to amend the Plan; and

WHEREAS, the Corporation wishes to amend the Plan to clarify certain provisions affecting the administration of the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Effective October 1, 2020, the second sentence of the first paragraph of Section 3.1(a) is hereby amended and restated to read as follows:

> A Participant may elect to contribute a stated dollar amount or percentage amount, not to exceed 75%, of his or her Compensation (computed without application of the limitation under Code Section 401(a)(17)).

2. Effective January 1, 2020, the lead-in language of Section 3.2(a) is hereby amended by replacing the date "January 1, 2019" with the date "January 1, 2020."

3. Effective October 1, 2019, Section 3.2(e) is hereby amended by adding the following new paragraph at the end thereof:

> Notwithstanding the foregoing, for purposes of the Plan Year beginning on October 1, 2019, the Annualized Match for a True-Up Eligible Participant who made or is deemed to have made a 2019 Retirement Choice Election under Section 3.20(b)(2) or Section 4.1(p)(ii) of the Moog ERP will be the sum of:
>
> 1. For the period from October 1, 2019 through December 31, 2019, an amount equal to the 401(k) Matching Contribution that would have been made by the Company for that period based on (A) the Participant's Compensation for the period, (B) the Salary Reduction Contributions made by the Participant during the period, and (C) the rate of 401(k) Matching Contribution applicable to the True-Up Eligible Participant for the period.
>
> 2. For the period from January 1, 2020 through September 30, 2020, an amount equal to the RSP(+) Matching Contribution, that would have been made by the Company for that period based on (A) the Participant's Compensation for the period, (B) the Salary Reduction Contributions made by the Participant during the period,

and (C) the rate of RSP(+) Matching Contribution applicable to the True-Up Eligible Participant for the period.

4. Effective October 1, 2020, Section 5.5(c) is hereby amended and restated to read as follows:

(c) Absence of an Effective Beneficiary Designation. In the absence of an otherwise effective designation, death benefits are payable in the following order of priority:

(1) surviving spouse, and

(2) estate.

****

To the extent that any provisions of this Amendment are inconsistent with existing Plan provisions, this Amendment will supersede the Plan. In all other respects, the Plan remains unchanged.

Dated: 8/15/20

MOOG INC.

By: [signature]